As filed with the Securities and Exchange Commission on March 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

20-2463898

(I.R.S. Employer Identification No.)

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices) (Zip Code)

Alphatec Holdings, Inc. Amended 2007 Employee Stock Purchase Plan

(Full Title of the Plan)

Ebun S. Garner, Esq.

General Counsel and SVP

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

(Name and Address of Agent for Service)

(760) 431-9286

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	700,000 shares	$1.48	$1,036,000	$120.39

(1)	The number of shares of common stock, par value $0.0001 per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered which may be issued pursuant to the Alphatec Holdings, Inc. Amended 2007 Employee Stock Purchase Plan (the “2007 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h)(1) under the Securities Act. The fee is calculated on the basis of the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market as of a date (March 2, 2015) within five business days prior to filing this Registration Statement.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 700,000 additional shares of the Registrant’s common stock reserved under the Alphatec Holdings, Inc. Amended 2007 Employee Stock Purchase Plan (the “2007 Plan”), consisting of an increase of 700,000 shares reserved under the 2007 Plan by operation of the 2007 Plan’s “evergreen” provision. This Registration Statement registers additional securities under the 2007 Plan that were previously registered by the Registrant on a registration statement filed on Form S-8 (SEC File No. 333-147212) that remains effective. Except with respect to Items 5 and 6 of Part II below, the information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-147212) filed with the Securities and Exchange Commission on November 7, 2007 is hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., (“Mintz Levin”). Mintz Levin and members of that firm, their families and trusts for their benefit own no shares of common stock of the Registrant, although a member of Mintz Levin owns an aggregate of 16.25 common units in HealthpointCapital, LLC, which has an ownership interest in HGP, LLC and HGP II, LLC, which are the general partners of HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P., respectively. HealthpointCapital, LLC and its affiliates hold approximately 31,992,738 shares or 32.0% of the outstanding common stock of the Registrant as disclosed in their most recent Form 4 filings.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that it shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 60 days after it receives a written claim for such indemnification, the Registrant’s amended and restated certificate of incorporation and restated bylaws authorize the claimant to bring an action against the Registrant and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of the Registrant’s amended and restated certificate of incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

23.2	Consent of Independent Registered Public Accounting Firm	X

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)	X

99.1	Amended 2007 Employee Stock Purchase Plan		Schedule 14A (Appendix C)	6/11/2013	000-52024

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on March 4, 2015.

ALPHATEC HOLDINGS, INC.

By:	/s/ JAMES M. CORBETT
James M. Corbett
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Alphatec Holdings, Inc. (the “Company”), hereby severally constitute and appoint James M. Corbett, Michael O’Neill and Ebun S. Garner, Esq., and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ JAMES M. CORBETT	President, Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2015
James M. Corbett

/s/ MICHAEL O’NEILL	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 4, 2015
Michael O’Neill

/s/ LESLIE H. CROSS	Chairman of the Board of Directors	March 4, 2015
Leslie H. Cross

/s/ MORTIMER BERKOWITZ III	Chairman of the Executive Committee of the Board of Directors	March 4, 2015
Mortimer Berkowitz III

/s/ TOM C. DAVIS	Director	March 4, 2015
Tom C. Davis

/s/ ROHIT M. DESAI	Director	March 4, 2015
Rohit M. Desai

/s/ SIRI S. MARSHALL	Director	March 4, 2015
Siri S. Marshall

/s/ R. IAN MOLSON	Director	March 4, 2015
R. Ian Molson

/s/ JOHN H. FOSTER	Director	March 4, 2015
John H. Foster

/s/ STEPHEN E. O’NEIL	Director	March 4, 2015
Stephen E. O’Neil

Alphatec Holdings, Inc.

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

23.2	Consent of Independent Registered Public Accounting Firm	X

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)	X

99.1	Amended 2007 Employee Stock Purchase Plan		Schedule 14A (Appendix C)	6/11/2013	000-52024